EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Randy Zane VP, Corporate Communications Ziff Davis Holdings Inc. (212) 503-3535 randy_zane@ziffdavis.com	Mark Moyer Chief Financial Officer Ziff Davis Holdings Inc. (212) 503-3225 mark_moyer@ziffdavis.com
Ziff Davis Reports Third Quarter 2005 Results
Company Posts Revenue of $41.8 Million and EBITDA of $1.5 Million
NEW YORK, November 14, 2005 – Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its third quarter ended September 30, 2005. The Company’s consolidated revenues totaled $41.8 million, representing a 10% decrease compared to revenues of $46.2 million for the third quarter ended September 30, 2004. This decrease in revenues was primarily due to a decline in the technology publishing market which decreased by 10% or 869 pages in the third quarter of 2005 compared to 2004(1). Partially offsetting this decrease, the Company’s online revenues increased by 23% for the third quarter ended September 30, 2005 versus the same prior year period.
The Company reported consolidated earnings before interest expense, provision for income taxes, depreciation, amortization and non-recurring and certain non-cash charges including non-cash compensation (“EBITDA”)(2) of $1.5 million for the third quarter ended September 30, 2005, representing a 77% decrease compared to EBITDA of $6.5 million for the prior year period. The majority of this decline was specifically related to the net decrease in the Company’s print advertising revenues for the third quarter of 2005.
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 and 2004; Condensed Consolidated Balance Sheets at September 30, 2005 and December 31, 2004; and Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 are set forth at the end of this release.

Ziff Davis Holdings Earnings Release
“Our third quarter results continue to reflect the challenging print advertising market, where we have experienced significant decreases recently after having been stable and even increasing pages for our publications earlier this year,” said Robert F. Callahan, Chairman & CEO, Ziff Davis Holdings Inc. “The encouraging news is that despite these tough current conditions, we are solidly profitable across our print operations and we are seeing strong growth for our online, events and custom solutions products, where we invested heavily over the last several quarters. As a result, we will continue to aggressively reduce costs in operating areas that are slower growing and take a related fourth quarter 2005 restructuring charge to better align our workforce and allow for further investment in our higher demand businesses. As shown in our Enterprise Group revenue results, this business and revenue transformation has proven effective and we believe the scale of our new initiatives can become as large and important as our print advertising businesses.”
Financial Summary for the Third Quarter Ended September 30, 2005 ($ millions)

	Consumer Tech Group		Enterprise Group		Game Group		Total Company
	2005	2004	2005	2004	2005	2004	2005	2004
Revenue	$15.7	$18.0	$17.0	$17.0	$9.1	11.2	$41.8	$46.2
EBITDA	2.1	3.9	0.2	3.0	(0.8)	(0.4)	1.5	6.5
Consumer Tech Group
The Consumer Tech Group is comprised of four magazines, PC Magazine, Sync, ExtremeTech and DigitalLife; a number of consumer-focused websites, including pcmag.com and extremetech.com; and the Company’s consumer electronics event, DigitalLife.
Revenue for the Consumer Tech Group for the third quarter ended September 30, 2005 was $15.7 million, down $2.3 million or 13% compared to $18.0 million in the same period last year. This decrease was primarily related to lower print advertising and the absence of current year event revenues for PC Magazine, which were partially offset by the growth of print advertising for Sync and ExtremeTech magazines and increased online revenues for pcmag.com.

Ziff Davis Holdings Earnings Release
PC Magazine’s lower advertising revenues were due to two factors: i) a 76 page or 18% reduction in the number of ads in the third quarter of 2005 versus 2004, due primarily to the decline in the general technology publishing market, and, to a lesser extent, a decrease in PC Magazine’s market share; and ii) a substantial reduction in the average price per page, which was primarily related to PC Magazine’s 33% circulation rate base reduction from 1,050,000 to 700,000 as of January 1, 2005. The circulation rate base reduction, however, produced substantial offsetting production, circulation and editorial cost reductions.
Sync magazine’s revenue growth was due to a 37 page increase in ads resulting from an additional issue published during the third quarter of 2005. ExtremeTech magazine published 15 pages of ads in the third quarter of 2005 versus none in the prior year period, as the magazine started as a newsstand-only publication during the fourth quarter of 2004.
The Consumer Tech Group’s online revenues for pcmag.com increased as a result of higher site traffic, which grew 12% in unique visitors and 16% in page views for the third quarter ended September 30, 2005 compared to the same prior year period.
Cost of production for the Consumer Tech Group for the third quarter ended September 30, 2005 was $3.4 million, reflecting a decrease of $1.0 million or 23% compared to $4.4 million in the prior year period. The decrease in production costs was primarily related to the PC Magazine circulation rate base reduction which resulted in a 35% decrease in its manufacturing, paper and distribution costs for the third quarter of 2005 versus 2004. This decrease was partially offset by incremental costs for the added issues of Sync and ExtremeTech magazines.
Selling, general and administrative expenses for the Consumer Tech Group were $10.2 million for the third quarter ended September 30, 2005, reflecting an increase of $0.5 million or 5% from $9.7 million in the same prior year period. The increase was primarily due to incremental costs to further expand the Group’s online content, sales and marketing areas, particularly in the area of full-time employees, which increased by 27 people versus the prior year quarter. In addition, there were added editorial costs for the extra issues of Sync and ExtremeTech magazines for the third quarter of 2005. These incremental expenditures

Ziff Davis Holdings Earnings Release
were partially offset by $1.7 million of PC Magazine cost savings for circulation, editorial and other expense reductions undertaken in connection with its circulation rate base reduction.
Enterprise Group
The Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, CIO Insight and Baseline. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eweek.com, cioinsight.com and baselinemag.com, but also include over 30 weekly eNewsletters, the eSeminars™ business, which produces sponsored interactive webcasts, the Ziff Davis Web Buyers Guide™, the Company’s comprehensive, searchable online directory of technology products and services and TiPs-IT™, a suite of product comparison guides, research and tools for IT professionals. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a marketing research and tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.
Revenue for the Enterprise Group for the third quarter ended September 30, 2005 was flat with the same period last year at $17.0 million. Solid growth for online advertising, eSeminars, custom events and custom whitepapers were offset by a decline in print advertising revenues.
The Enterprise Group’s online revenues, which also include results for the two Internet companies acquired during the fourth quarter of 2004, increased by 23% during the third quarter of 2005 versus prior year, driven by strong growth in online advertising, eSeminars and virtual trade shows. In addition, the Enterprise Group’s custom events business grew by 34% due to increased event activity, and its custom whitepaper business, which is a new business unit this year, added meaningful revenue for the third quarter ended September 30, 2005.

Ziff Davis Holdings Earnings Release
Offsetting these increases, the Enterprise Group’s print advertising revenues decreased by 14%, primarily due to the general decline in the enterprise (or b-to-b) technology publishing market, which decreased by 7% or 209 pages for the third quarter of 2005 versus 2004(1). This general market decline caused a 23 page or 4% reduction in the number of Enterprise Group ads in the third quarter of 2005 versus 2004, and also created intense pricing pressure that resulted in reductions in average prices per page. Also, there was one less issue of eWEEK published during the third quarter of 2005 versus 2004, which will be made up in the fourth quarter of 2005.
Cost of production for the Enterprise Group for the third quarter ended September 30, 2005 was $3.1 million, reflecting a decrease of $0.4 million or 11% compared to $3.5 million in the prior year period. The decrease in production costs was primarily related to the one less issue of eWEEK published during the third quarter of 2005 versus 2004.
Selling, general and administrative expenses for the Enterprise Group were $13.7 million for the third quarter ended September 30, 2005, reflecting an increase of $3.2 million or 30% from $10.5 million in the same prior year period. The increase was primarily due to the incremental costs to further expand the Group’s online content, sales and marketing areas, particularly in the area of full-time employees, which increased by 36 people versus the prior year quarter. In addition, there were increased custom events costs in the third quarter of 2005 resulting from the added number of events in the period, and there were also new business and product development expenditures to launch the Company’s TiPs-IT paid research and tools area for IT professionals.
Game Group
The Game Group is focused on the videogame market and is comprised of three magazines (Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine) and 1UP.com, the Company’s online destination for gaming enthusiasts.
Revenue for the Game Group for the third quarter ended September 30, 2005 was $9.1 million, down $2.1 million or 19% compared to $11.2 million in the same period last year. $1.2 million of this decrease related to the discontinuation of GMR magazine and a

Ziff Davis Holdings Earnings Release
reduction in the frequency of Xbox Nation magazine which occurred in the fourth quarter of 2004 and was based on the Company’s anticipated softness in the videogame advertising market preceding the launch of the new game consoles (Xbox 360, PlayStation 3 and Nintendo Revolution) in late 2005 and early 2006. There was also one less issue of Computer Gaming World published in the third quarter of 2005 versus 2004. The balance of the Game Group’s revenue decrease in the third quarter of 2005 reflects a decline in newsstand and other single copy magazine sales, primarily for Official U.S. PlayStation Magazine, and similarly relates to slower consumer demand in advance of the new game consoles being launched.
Cost of production for the Game Group for the third quarter ended September 30, 2005 was $4.9 million, reflecting a decrease of $0.8 million or 14% compared to $5.7 million in the prior year period. The decrease in costs was primarily due to savings realized from the discontinuation of GMR magazine and frequency reduction of Xbox Nation magazine, as well as publishing one less issue of Computer Gaming World in the third quarter of 2005 versus 2004.
Selling, general and administrative expenses for the Game Group for the third quarter ended September 30, 2005, were $5.0 million, reflecting a decrease of $0.9 million or 15% from $5.9 million in the prior year period. The decrease was again primarily due to savings realized from the discontinuation of GMR magazine and frequency reduction of Xbox Nation magazine, plus the reduction of other general expenses resulting from the Group’s 2004 cost reduction program.
Fourth Quarter 2005 Restructuring Charge
Due to continued difficult market conditions that are anticipated to persist in the technology print advertising sector, the Company plans to record a pre-tax restructuring charge during the fourth quarter ended December 31, 2005 in the range of $4.0 million to $6.0 million. This charge will primarily relate to reducing the Company’s selling, general and administrative expenses and the amount will largely represent the future cash expenses associated with employee severance and office consolidation; the majority of which will

Ziff Davis Holdings Earnings Release
result in cash payments in 2006. The Company expects to realize approximately $4.0 to $5.0 million of annual cost savings in 2006 as a result of this action.
Cash Position
At September 30, 2005, the Company had $38.4 million of cash and cash equivalents, representing a decrease of $7.1 million versus the $45.5 million cash balance as of June 30, 2005. The cash balance decline was primarily due to the following uses of cash: i) $5.9 million of cash interest payments; ii) $1.8 million of capital expenditures; iii) $1.6 million to fund letters of credit for real estate leases; and iv) $1.8 million of cash restructuring payments made during the third quarter of 2005. These uses of cash were partially offset by cash provided from positive working capital changes. The Company also continued to maintain its solid record of accounts receivable collection as Days Sales Outstanding (DSO) of advertising receivables at September 30, 2005 were 41 DSO compared to 44 DSO at September 30, 2004.
Third Quarter Highlights and Milestones
Consumer Tech Group
•	PC Magazine
o	Ranked #1, with an ad page market share(1) of 57%, versus 59% year ago

o	Ranked #1 in readership and reach in the Small-to-Medium-Business (SMB) market according to the IntelliQuest CIMS 2005 Business Study
•	Sync
o	Over 32,000 readers participated in the special July/August “Win-It” issue
•	Internet Sites
o	Increased total traffic 12% versus prior year

o	Launched DigitalLife TV, featuring live product reviews, “how-to” tips and industry interviews

o	Debuted technoride.com, a new destination that provides news and product reviews on digital tech for automobiles
•	DigitalLife
o	Recently completed its popular consumer electronics show and produced several new records in terms of number of attendees, press, sponsoring and exhibiting companies, product launches and high-profile speakers:
—	44,700 attendees, up 78% versus year ago

—	860 VIPs and retailers, up 15% versus year ago

—	705 members of the media, up 24% versus year ago

—	78,300 exhibit square feet, up 64% versus year ago
Enterprise Group

Ziff Davis Holdings Earnings Release
•	Increased group ad page market share(1) to 22% versus 21% prior year

•	eWEEK
o	Increased its ad page market share(1) to 23% versus 22% year ago

o	Ranked #1 in average technology expenditures and in composition of regular readership according to the IntelliQuest CIMS Business 2005 Business Study
•	Baseline
o	Increased its ad page market share(1) to 17% versus 15% prior year

o	Ranked #1 according to the IntelliQuest CIMS 2005 Business Study in reaching IT decision-makers in the largest organizations and in reader composition of companywide influencers who purchase technology products and services
•	CIO Insight
o	Ad page market share(1) was 35% versus 36% year ago

o	Its editor-in-chief won the coveted Albert Einstein Award for outstanding achievement in the technology industry from Global Capital Association
•	Custom Solutions Group
o	Increased the number of custom and branded events by 29% versus prior year

o	Launched the SCORE and Rapid Lead Generation programs, representing new integrated services that produce and deliver hundreds of qualified sales leads to individual marketers

o	Produced over 40 whitepapers in the third quarter of 2005
•	Internet Sites
o	Increased total traffic more than 40% versus prior year

o	eSeminars grew by over 8% versus year ago

o	Completed the Security Solutions Virtual Tradeshow and produced record number of registrations, sponsorship companies and high-profile speakers

o	Ziff Davis’ Web Buyers Guide had more than 36,000 product listings in 900 product categories from over 15,000 companies at third quarter-end

o	TiPs-IT covered 500 products in 1 categories by the end of the third quarter 2005
Game Group
•	Publications
o	Maintained its market-leading ad page market share(1) at the same 35% level as last year

o	Electronic Gaming Monthly reaches over 5 million gamers each month according to the latest 2005 MRI study

o	Official U.S. PlayStation Magazine set a new record of playable game demos packaged with the magazine, which included Soul Calibur III this quarter

o	Computer Gaming World won a number of exclusives, including a feature on Age of Empires III and a 10-page world exclusive on City of Villains
•	Internet Site
o	1UP.com’s traffic more than doubled to over 2 million monthly unique visitors

Ziff Davis Holdings Earnings Release
Senior Management Addition
On October 5, 2005, the Company named Mark D. Moyer Senior Vice President and Chief Financial Officer. Mr. Moyer, who previously worked for Softbank and Ziff-Davis Inc., reports directly to Robert F. Callahan, Chairman & CEO. Mr. Moyer brings over 20 years of strong financial reporting, accounting operations and corporate governance experience with public companies to Ziff Davis Media.
Business Outlook
In response to a number of stakeholders’ requests and the continuing challenges posed by the persistent softness in the print advertising market, the Company has decided to resume the practice of providing quarterly earnings guidance on a prospective basis.
Reflecting the impact of the holiday season in increasing certain volumes of consumer advertising that will be offset by the expected reduction in print advertising volumes for smaller to mid-sized companies, the Company anticipates that consolidated EBITDA for the fourth quarter of 2005, excluding the restructuring charge, will be in the range of $14.0 million to $16.0 million compared to $15.9 million of consolidated EBITDA for the fourth quarter ended December 31, 2004.
The Company advises that its projections are subject to risks and uncertainties (see the “Forward Looking Statements” heading below) and these could therefore individually or collectively cause actual results to differ materially from those projected above.
Investor Conference Call
The Company’s third quarter 2005 earnings conference call is scheduled for 2:00 p.m. EST on November 14, 2005. Individuals wishing to participate can join the conference call by dialing 1-888-982-7287 for domestic calls and 1-210-234-0008 for international calls at 1:50 p.m. EST and giving the operator the following information: Company — Ziff Davis Media; Pass Code — Holdings.
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. EST on November 14, 2005 to 5:00 p.m. EST on

Ziff Davis Holdings Earnings Release
November 18, 2005. Persons interested in listening to the recorded call should dial 1-866-373-1974 for domestic calls and 1-203-369-0257 for international calls. Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on our website, www.ziffdavis.com, under the heading Investor Relations.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company serving the technology and videogame markets. The Company is an information services and marketing solutions provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, product guides and directories, research and market intelligence. In the United States, the Company publishes 10 market-leading magazines including PC Magazine, Sync, ExtremeTech, DigitalLife, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 41 countries and 20 languages. Ziff Davis leverages its content on the Internet with 16 highly-targeted technology and gaming sites including pcmag.com, eweek.com, extremetech.com and 1UP.com. The Company also produces targeted b-to-b events through its Custom Solutions Group and large-scale consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future revenues and operating results, cash balances and cost savings constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in our Annual Report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	For the Three Months Ended
	9/30/05	9/30/04
Revenue, net	$41,826	$46,166
Operating expenses:
Cost of production	11,450	13,556
Selling, general and administrative expenses	28,924	26,122
Depreciation and amortization of property and equipment	1,600	1,178
Amortization of intangible assets	4,166	3,806
Non-cash compensation	(825)	83

Total operating expenses	45,315	44,745

Income (loss) from operations	(3,489)	1,421

Interest expense, net (3)	(28,871)	(23,561)

Loss before income taxes	(32,360)	(22,140)

Income tax provision	44	60

Net loss	$(32,404)	$(22,200)

EBITDA (2)	$1,452	$6,488

	For the Nine Months Ended
	9/30/05	9/30/04
Revenue, net	$129,853	$139,462
Operating expenses:
Cost of production	35,941	40,912
Selling, general and administrative expenses	85,012	79,537
Depreciation and amortization of property and equipment	4,241	4,962
Amortization of intangible assets	12,076	11,419
Non-cash compensation	(819)	1,450

Total operating expenses	136,451	138,280

Loss from operations	(6,598)	1,182

Interest expense, net (3)	(81,468)	(68,256)

Loss before income taxes	(88,066)	(67,074)

Income tax provision	168	225

Net loss	$(88,234)	$(67,299)

EBITDA (2)	$8,900	$19,013

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,444	$32,592
Accounts receivable, net	25,331	34,776
Other current assets, net	10,868	7,236

Total current assets	74,643	74,604

Property and equipment, net	15,001	15,004
Intangible assets, net	235,888	247,044
Other non-current assets, net	21,389	15,650

Total assets	$346,921	$352,302

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,875	$20,280
Accrued expenses and other current liabilities	29,212	25,804
Current portion of long-term debt	—	23,991
Unexpired subscriptions and deferred revenue, net	21,688	20,327

Total current liabilities	67,775	90,402

Long-term debt	352,796	284,866
Accrued interest — compounding notes	64,458	76,190
Accrued expenses — long-term	11,862	14,978
Redeemable preferred stock	877,057	814,549
Other non-current liabilities	9,744	19,854

Total liabilities	1,383,692	1,300,839

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,062,568)	(974,334)

Total stockholders’ deficit	(1,036,771)	(948,537)

Total liabilities and stockholders’ deficit	$346,921	$352,302

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	9/30/05	9/30/04
Cash flows from operating activities:
Net loss	$(88,234)	$(67,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,317	16,381
Provision for doubtful accounts	572	(814)
Non-cash rent expense (income)	124	(245)
Amortization of accrued interest on compounding notes, net	1,348	1,113
Amortization of debt issuance costs	2,519	1,662
Non-cash compensation expense	(819)	1,450
Accrued dividends on mandatorily redeemable preferred stock	62,508	55,207
Changes in operating assets and liabilities:
Accounts receivable	8,873	(3,064)
Inventories	(226)	(60)
Prepaid expenses and other, net	(2,575)	(1,041)
Accounts payable and accrued expenses	(13,862)	(10,205)
Unexpired subscriptions and deferred revenue, net	1,361	6,471

Net cash used by operating activities	(12,094)	(445)

Cash flows from investing activities:
Capital expenditures	(4,238)	(3,836)
Acquisitions	—	—

Net cash used by investing activities	(4,238)	(3,836)

Cash flows from financing activities:
Proceeds from issuance of senior secured notes	205,000	—
Repayment of borrowings under senior credit facilities	(174,141)	(10,724)
Debt issuance costs	(6,244)	(488)
Letters of credit	(2,431)	—

Net cash provided (used) by financing activities	22,184	(11,212)

Net increase (decrease) in cash and cash equivalents	5,852	(15,493)
Cash and cash equivalents at beginning of period	32,592	47,308

Cash and cash equivalents at end of period	$38,444	$31,815

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)
(unaudited)

	For the Three Months Ended
	9/30/05	9/30/04
EBITDA (2)	$1,452	$6,488
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	1,600	1,178
Amortization of intangible assets	4,166	3,806
Non-cash compensation expense	(825)	83

Income (loss) from operations	$(3,489)	$1,421

	For the Nine Months Ended
	9/30/05	9/30/04
EBITDA (2)	$8,900	$19,013
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	4,241	4,962
Amortization of intangible assets	12,076	11,419
Non-cash compensation expense	(819)	1,450

Loss from operations	$(6,598)	$1,182

Ziff Davis Holdings Inc.
Endnotes:
(1) Unless otherwise noted, all ad page market share data comes from IMS / The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only what it believes to be its direct competitors by business segment in its ad page market share
(2) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying businesses. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. Furthermore, EBITDA (subject to certain adjustments) was a component of our Senior Credit Facility financial covenant calculations. However, our method of computation may not be comparable to similarly titled measures of other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.
(3) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.
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